Exhibit 99.1

Joint Filing Agreement

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13D and Form 3 referred to below) on behalf of each of them of a statement on Schedule 13D (including any amendments thereto) and a statement on Form 3 (including any amendments thereto) with respect to the beneficial ownership by each of the undersigned of ordinary shares of Class A Common Stock of Helius Medical Technologies, Inc., a company incorporated under the laws of Wyoming, and that this agreement may be included as an exhibit to such joint filings.

Executed this 4th day of March, 2016.

A&B (HK) COMPANY LIMITED

By: /s/ Lam Kong
Name: Dr. Lam Kong Title: Director

A&B BROTHER LIMITED

By: /s/ Lam Kong
Name: Dr. Lam Kong Title: Director

/s/ Lam Kong
Dr. Lam Kong